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                         THE LORD ABBETT FAMILY OF FUNDS
                          SARBANES-OXLEY CODE OF ETHICS
                       FOR THE PRINCIPAL EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS

I.     COVERED OFFICERS/PURPOSE OF THE CODE

       THE LORD ABBETT FAMILY OF FUNDS' code of ethics (the "Code") for the investment companies within the complex (collectively, "Funds" and each individually a "Fund"), applies to each Fund's Principal Executive Officer and Senior Financial Officers (the "Covered Officers", each of whom is set forth in Exhibit A) for the purpose of promoting:

    - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;

    -  compliance with applicable laws and governmental rules and regulations;

    - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

    -  accountability for adherence to the Code.

    Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ANY ACTUAL AND APPARENT CONFLICTS OF INTEREST

       OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with a Fund.

       Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the investment adviser to each of the Funds. The compliance programs and procedures of Lord, Abbett & Co. LLC ("Lord Abbett") are designed to prevent, or identify and correct, violations of such requirements. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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       Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each of the Funds and Lord Abbett of which the Covered Officers are also members. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for Lord Abbett, or for both), be involved in establishing policies and implementing decisions which will have different effects on Lord Abbett and each of the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each of the Funds and Lord Abbett and is consistent with the performance by the Covered Officers of their duties as officers of one or more Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Directors/Trustees of the Funds that the Covered Officers are also officers of the other Lord Abbett investment companies covered by this and by a separate code of ethics.

       Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under this Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

                       *          *          *          *

       Each Covered Officer must:

    - not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

    - not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund.

       There are some potential conflict of interest situations that should be discussed with Lord Abbett's General Counsel if material. Examples of these include:

    -  service as a director on the board of any public company;

    - any direct ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than Lord Abbett or any affiliated person of Lord Abbett;

    - a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment, such as compensation or as a member of Lord Abbett.

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III.   DISCLOSURE & COMPLIANCE

    - Each Covered Officer should familiarize him/herself with the disclosure requirements generally applicable to the Funds;

    - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside Lord Abbett or a Fund, including to a Fund's independent directors/trustees and auditors, and to governmental regulators and self-regulatory organizations;

    - each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and Lord Abbett with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

    - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.    REPORTING AND ACCOUNTABILITY

       Each Covered Officer must:

    - upon adoption of the Code, affirm in writing to the Audit Committee (the "Committee") of a Fund that he/she has received, read, and understands the Code;

    - annually thereafter affirm to the Committee that he/she has complied with the requirements of the Code;

    - report at least annually such affiliations or other relationships related to conflicts of interest as covered by the Funds' Annual Directors & Officers Questionnaire;

    - not retaliate against any employee or member of Lord Abbett for reports of potential violations that are made in good faith; and

    - notify Lord Abbett's General Counsel promptly if he/she alleges any violation of this Code. Failure to do so is itself a violation of this Code.

       Lord Abbett's General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The General Counsel may consult, as appropriate, with the Committee, and/or counsel to the Independent Directors, and is encouraged to do so. However, any approvals or waivers sought by the Covered Persons will be considered by the Committee.

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       Each of the Funds will follow these procedures in investigating and enforcing this Code:

    - Lord Abbett's General Counsel will take all appropriate action to investigate any potential violations reported to him;

    - if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action, but he shall discuss with the Committee at its next regularly scheduled meeting his investigation and conclusion;

    - any matter that the General Counsel believes is a violation will be reported to the Committee;

    - if the Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Lord Abbett; or a recommendation to dismiss the Covered Officer;

    -  the Committee will be responsible for granting waivers, as appropriate;
       and

    - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.     OTHER POLICIES AND PROCEDURES

       This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and Lord Abbett's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.    AMENDMENTS

       Except as to the individuals listed in Exhibit A, this Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of a Fund's independent directors/trustees.

VII.   CONFIDENTIALITY

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as

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otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Committee and its counsel.

VIII.  INTERNAL USE

       The Code is intended solely for the internal use by each of the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.


Date:  June 19, 2003

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                                    EXHIBIT A

Persons Covered by this Code of Ethics                  Position With Funds
--------------------------------------                  -------------------
Robert S. Dow        Principal Executive Officer        Chief Executive Officer and
                                                        President; Chairman of the
                                                        Boards of Directors/Trustees

Joan A. Binstock     Principal Financial Officer        Chief Financial Officer and
                                                        Vice President

Tracie E. Ahern      Principal Accounting Officer       Treasurer and Vice President

Bernard J. Grzelak   Principal Accounting Officer       Assistant Treasurer

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